Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-258196) and Form S-8 (Nos. 333-281611, 333-258267, 333-231744, 333-204478, 333-188788, 333-67297, 333-38858 and 333-143366) of AXT, Inc. of our report dated March 14, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 14, 2025